Exhibit 10.3

November 6, 2009

Via Hand Delivery

Ms. Rebecca C. Matthias

Re: Transition

Dear Rebecca:

Reference is hereby made to that certain Second Amended and Restated Employment Agreement made by and between you and Destination Maternity Corporation (f/k/a/ Mothers Work, Inc.) (the "Company") dated March 2, 2007, as amended (the "Employment Agreement") and your Supplemental Retirement Agreement with the Company dated March 2, 2007, as amended (the "SERP"). In anticipation of your planned retirement from employment, we have reached certain agreements regarding the transition of your responsibilities and your continued service to, and compensation by, the Company during that period of transition. This letter agreement (the "Agreement"), effective as of the date first indicated above (the "Effective Date"), memorializes our agreements in this regard and modifies your Employment Agreement and SERP to the extent necessary to accomplish the following:

1. Service:

(a) Your status as a full-time employee of the Company shall continue from the Effective Date until June 15, 2010 (the "Transition Date") and, on such date, you shall cease to be a Section 16 officer. Following the Transition Date, you will serve the Company as a part-time employee until September 30, 2010 (the "Termination Date"). During the period between the Transition Date and the Termination Date (the "Part Time Period"), your level of service to the Company, including your service as a director, will not exceed 20% of the average level of bona fide services you performed over the 36 month period immediately preceding the Transition Date. The parties intend that the reduction of your service commitment at the Transition Date will result in your "separation from service" within the meaning of Treas. Reg. Sec. 1.409A-1(h) for purposes of the distribution of your benefits under the SERP and, therefore, the parties agree that the SERP benefit will be paid in full on December 16, 2010. Your employment with the Company shall terminate as of the Termination Date. Your title and authority may be altered upon the appointment of one or more persons to assume your current duties (or a portion thereof) to the extent necessary to effect an orderly transition of responsibility, as determined by the Company's Board of Directors (the "Board") with the advice of the Company's Chief Executive Officer.

(b) Following the Termination Date and through September 30, 2012 (the "Consultancy Period"), you will remain available to the Company, when and as reasonably requested by the Company's Chief Executive Officer, to assist in the transition of your duties to your successor, and will make yourself available to the executive management of the Company with respect to strategic, merchandising, public relations, publicity and other matters as reasonably requested by the Company's Chief Executive Officer and consistent with your present and past duties for the Company. The Company will exercise reasonable efforts to schedule the time and place for the performance of such consultancy services pursuant to this Section so as to not unduly interfere with your personal and other professional and employment obligations.

By way of example, you may be asked to do the following during the Consultancy Period:

(1) Participate in the periodic meetings with fashion editors;

(2) Participate in publicity opportunities for the benefit of the Company, such as interviews;

(3) Participate in public relations events;

(4) Participate in product line review meetings; and

(5) General merchandising consulting.

The parties agree that the consultancy services provided by you for each year of the Consultancy Period will be not more than 5% of the Company's office business hours for a given year. Except as otherwise specifically herein provided, you agree that you will not be entitled to any additional compensation in respect of your assistance during the Consultancy Period but all of your reasonable expenses incurred, and documented in accordance with the Company's reimbursement policy for executives generally, will be reimbursed within 5 business days of submission.

(c) Until the Termination Date, you hereby agree (except as otherwise provided in section 3 of the Employment Agreement) to continue to devote your best efforts to the performance of services for the Company and its affiliates and, in particular, to exercise your best efforts to facilitate an orderly transition of authority and responsibility to your successor(s).

(d) Your service as a director will continue to the extent you desire to continue to serve and are re-elected by stockholders. For all periods you serve as a director following the first annual stockholders meeting occurring after the Termination Date, you will be compensated for service as a director in accordance with the Company's non-employee director compensation policy, as then in effect.

2. Additional Agreements and Acknowledgements:

(a) You agree and acknowledge that the matters described in this Agreement do not constitute "Good Reason" for purposes of the Employment Agreement, the SERP or any other arrangement between you and the Company. You further agree and acknowledge that, following the Effective Date, no resignation of employment by you will constitute a resignation with "Good Reason" unless (i) this Agreement is materially breached, (ii) you provide written notice of the breach within 90 days, (iii) the Company does not cure the breach within 15 days of receipt of such notice and (iv) you resign within 30 days of the expiration of that cure period.

(b) You agree and acknowledge that the termination of your employment in accordance with Section 1(a) of this Agreement will constitute a resignation without "Good Reason" under Section 9.5 of the Employment Agreement and you will then be entitled only to the rights and benefits provided for in: (i) this Agreement; (ii) the SERP and (iii) Sections 9.5(b) and (c) of the Employment Agreement. The Company hereby acknowledges and agrees that you have the right to 5 weeks vacation to be taken between January 1, 2010 and the Transition Date.

(c) You agree and acknowledge that, both before or after the Termination Date and subject to reimbursement of your reasonable expenses, you will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which you were in any way involved during your employment with the Company. You will render such cooperation in a timely manner on reasonable notice from the Company, provided that the Company will attempt to limit the need for your cooperation so as not to unduly interfere with your other personal and professional commitments.

(d) You further agree and acknowledge that the restrictive covenants contained in Section 7, 8 and 21 of the Employment Agreement will survive the termination of your (i) employment, (ii) service as a consultant to the Company and (iii) service on the Board. You affirm that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that you received adequate consideration in exchange for agreeing to those restrictions and that you will abide by those restrictions. You and the Company acknowledge and agree that the term "Restricted Period," as used in the Employment Agreement, will hereafter be construed to mean the period of your service to the Company in any capacity (including your service as a consultant and/or as a Board member as provided for above) and will end two years after the end of the Consultancy Period.

(e) You agree and acknowledge that you will not be entitled to any further equity grants from the Company (except for any restricted shares that may be issued to you by the Company with respect to 2009 fiscal year performance, subject to Section 2(f) below, or as a director of the Company under the Company's non-employee director compensation policy as in effect from time to time).

(f) You hereby forego receipt of 50% of any restricted shares otherwise issuable to you by the Company in respect of 2009 fiscal year performance.

(g) Your right under Section 11.2 of the Employment Agreement to elect a cashout of your vested stock options upon termination of employment is hereby cancelled.

(h) Your remaining rights under the Employment Agreement, as modified by this Agreement, are affirmed through the Termination Date.

(i) You agree, upon request of the Company, to execute and deliver to the Company a general release of claims substantially in the form attached as Exhibit I to your Employment Agreement within 30 days of the Termination Date (the "Release" ) and that any amount or right under Section 3 hereof which has not by that time been paid or effectuated may be conditioned on the delivery and effectiveness of such Release

(j) You agree that, if no "Change in Control" (as that term is defined in the Employment Agreement) occurs on or prior to March 31, 2010, Section 9.6 of the Employment Agreement and Section 2(c) of the SERP will then cease to apply. You agree further that if a Change in Control does occur on or prior to March 31, 2010:

(1) any pro-rata bonus that may become payable under Section 9.6 of the Employment Agreement for the year of termination will be determined in accordance with Section 3(c), below (i.e., with reference to your actual base salary earned for that portion of fiscal 2010 preceding your termination); and

(2) for purposes of calculating any "Severance Pay" that may become payable under Section 9.6 of the Employment Agreement, the amount described in Section 9.3(c)(i)(A)(2) (i.e., the target amount of your bonus for the year of termination) will be equal to your annualized rate of base salary immediately prior to your termination, as determined in accordance with Section 3(a), below.

(k) The Company agrees to promptly pay your reasonable legal fees and expenses incurred prior to the date hereof in connection with matters relating to this Agreement.

3. Compensation.

Subject to your compliance with: (i) this Agreement, and (ii) the continuing obligations under your Employment Agreement, you will be entitled to the following compensation (the "Compensation"):

(a) During the period from the Effective Date through the Transition Date, you will be paid a base salary at an annualized rate of $571,731. During the Part Time Period, you will be paid a base salary at an annualized rate of $114,346.

(b) Your vested percentage under the SERP will increase to 93 1/3% on the Transition Date, notwithstanding the fact that you will not be employed on a full-time basis for the entire 2010 fiscal year.

(c) You will be eligible for a pro-rata cash bonus under the Company's Management Incentive Program (the "MIP") for the 2010 fiscal year. The bonus will be calculated under the terms of the MIP as currently in effect based on the Company's full year performance, and your target bonus will be equal to 100% of your actual base salary earned during the 2010 fiscal year (for example only, assuming you work full time until the Transition Date and 20% part-time until the Termination Date, you would have a target bonus of $438,327).

(d) The fringe benefits listed on Schedule A of your Employment Agreement will continue through the Termination Date (except for the benefits listed in Section 9(i) of Schedule A, to the extent your part-time service impairs eligibility).

(e) The final tranche of the stock option granted to you by the Company on November 28, 2005 and any restricted shares issued to you by the Company in respect of 2009 fiscal year performance (determined after application of Section 2(f), above) will vest on the Termination Date.

(f) Your continued service as a director will be counted as service or employment for purposes of the survival of all stock options granted to you by the Company.

(g) The Company will permit satisfaction of the exercise price of any vested stock option, as well as the minimum required tax withholding associated with any such option exercise, by means of a net cashless exercise.

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To acknowledge your consent to and agreement with the foregoing, please execute and date this letter in the spaces provided below and return the executed copies to me. This letter may be signed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute a single instrument.

Sincerely,

DESTINATION MATERNITY CORPORATION

By: /s/ Edward M. Krell

Edward M. Krell
Chief Executive Officer

Acknowledged and agreed on this
6th day of November, 2009:

/s/ Rebecca C. Matthias
Rebecca C. Matthias